Exhibit 99.1

Parker Drilling Reports Executive Departure

HOUSTON, March 6, 2012 — Parker Drilling (NYSE: PKD), an international drilling contractor and service provider, announced today the departure of David C. Mannon, president, chief executive officer and director, to pursue other interests effective March 9, 2012. The Company also announced that Robert L. (Bobby) Parker Jr., the Company’s executive chairman and previous CEO, will resume the duties of president and chief executive officer and continue to serve as executive chairman while the Company continues its search for Mr. Mannon’s permanent replacement.

“We are grateful to Dave for his service to Parker Drilling and the leadership he has demonstrated since joining the Company in 2004,” said Rob McKee, presiding director of the Board. “Our organization has benefited enormously from Dave’s operational and business expertise. On behalf of the Board, I wish Dave well in all his future endeavors.”

McKee continued, “We are pleased that Bobby Parker has agreed to resume the duties of chief executive officer and president of the Company while we search for Dave’s successor.” During Mr. Parker’s previous tenure as chief executive officer and president, the Company designed, built and operated some of the world’s most powerful and sophisticated land rigs and pioneered new drilling technologies that enabled the Company’s customers to access massive reserves previously thought to be inaccessible.

Company Description

Parker Drilling (NYSE: PKD) provides high-performance contract drilling solutions, rental tools and project management services to the energy industry. Parker’s rig fleet includes 24 land rigs and two offshore barge rigs operating in international locations, 13 barge rigs operating in the U.S. Gulf of Mexico, one land rig located in the U.S., and two land rigs in Alaska undergoing commissioning. The Company’s rental tools business supplies premium equipment to operators on land and offshore in the U.S. and select international markets. Parker also performs contract drilling for customer-owned rigs and provides technical services addressing drilling challenges for E&P customers worldwide. More information about Parker Drilling can be found at http://www.parkerdrilling.com.

Company Contacts:

Investor Relations

Richard Bajenski

Director, Investor Relations

281-406-2030

Public Relations

Stephanie Dixon

Manager, Corporate Communications

281-406-2212

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